Exhibit 1.01

Alphabet Inc.
Conflict Minerals Report
For The Year Ended December 31, 2017

This Conflict Minerals Report for the year ended December 31, 2017 (this “CMR”) is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”), which requires certain reporting and disclosure related to conflict minerals. Conflict minerals are currently defined as cassiterite, columbite-tantalite, wolframite, gold, or their derivatives, which are limited to tin, tantalum, tungsten, and gold (“3TG”)1 for the purpose of this assessment. These requirements apply to registrants whatever the geographic origin of their conflict minerals and whether or not their conflict minerals fund armed conflict. Please refer to the Rule, Form SD, and SEC Release No. 34-67716 for definitions to the terms used in this CMR, unless otherwise defined herein.

Statements in this CMR are based on our due diligence activities performed in good faith for the calendar year 2017 and are based on information available at the time of this filing, unless otherwise indicated. Factors that could affect the accuracy of these statements include, but are not limited to, incomplete supplier data or available smelter and refiner (collectively referred to as “smelters”) data, errors or omissions by suppliers or smelters, ongoing certifications of smelters, continued guidance or amendments to the Rule, and other issues. Additionally, this CMR may contain forward-looking statements that reflect what we strive to achieve in the future as we continue to improve our responsible sourcing program. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties.

References to our websites and information available through these websites are not incorporated into this CMR.

Throughout this CMR, we use “Alphabet,” “we,” “our,” “us” and similar terms to refer to Alphabet Inc. and its subsidiaries (collectively, “Alphabet”), unless otherwise indicated, and use “Google” to refer to Google LLC, a wholly owned subsidiary of Alphabet.

1.	Overview

(A) Company

Alphabet is a collection of businesses -- the largest of which, of course, is Google. It also includes businesses that are generally pretty far afield of our main Internet products, such as Access, Calico, CapitalG, GV, Verily, Waymo, and X. We report all non-Google businesses collectively as Other Bets. Our Alphabet structure is about helping each of our businesses prosper through strong leaders and independence.

__________________________
1 The term “conflict mineral” is defined in Section 1502(e)(4) of the Dodd-Frank Wall Street Reform and Consumer Protection Act as (A) columbite-tantalite, also known as coltan (the metal ore from which tantalum is extracted); cassiterite (the metal ore from which tin is extracted); gold; wolframite (the metal ore from which tungsten is extracted); or their derivatives; or (B) any other mineral or its derivatives determined by the U.S. Secretary of State to be financing conflict in the Democratic Republic of the Congo or an adjoining country.

Our Google segment represented approximately 99% of our consolidated revenues in 2017. It generates revenues primarily by delivering online advertising that consumers find relevant and that advertisers find cost-effective. Our Other Bets are early-stage businesses, and our goal is for them to become thriving, successful businesses in the medium to long term. This CMR covers all products as described below from Google and Other Bets.

(B) In-Scope Products

While we generate revenues primarily from advertising, we also generate revenues from the sale of hardware and other devices. The hardware and other devices considered in scope for this CMR pertain to consumer-facing devices such as healthcare technology, home assistants, phones, smoke alarms, streaming devices, tablets, thermostats, video cameras, and other electronics.

(C) Supply Chain

Our supply chain consists of a diverse range of suppliers and several manufacturing models. The products described above were manufactured by other companies on our behalf. Whether we are working with Original Equipment Manufacturers or more closely with the product design, we do not directly purchase raw materials and are several tiers away from the smelter and country of origin of the 3TG used in our products. In addition, many of the suppliers we work with are not directly subject to the Rule and its corresponding requirements. To influence activities through multiple tiers of the supply chain, we actively engage with a variety of industry members, including the Responsible Minerals Initiative (the “RMI”) - formally known as the Conflict-Free Smelter Initiative. Our engagement with RMI includes using tools such as the Conflict Minerals Reporting Template (the “CMRT”) and participating in programs such as the Responsible Minerals Assurance Process (the “RMAP”) - formally known as the Conflict-Free Smelter Program.

(D) Conflict Minerals Policy

We believe it is essential to establish validated conflict-free sources of 3TG within the Democratic Republic of the Congo (the “DRC”) and adjoining countries (together, with the DRC, the “Covered Countries”), so that these minerals can be procured in a way that contributes to economic growth and development in the regions. To aid in this effort, we have established a conflict minerals policy and an internal team to implement the policy. Our conflict minerals policy is accessible on our website at https://abc.xyz/investor/conflictminerals/.

We expect our suppliers to source 3TG from conformant conflict-free smelters such as those audited through the RMI's RMAP(http://www.responsiblemineralsinitiative.org), perform due diligence on the source and chain of custody of the 3TG used in our products, and provide their due diligence measures to us upon request.

2.	Reasonable Country of Origin Inquiry

To identify which of our suppliers to survey regarding the source of the 3TG used in our products, we inventoried our products to determine which products were either manufactured or contracted for manufacture by us between January 1, 2017 and December 31, 2017, and if they were intended to enter the stream of commerce. For products in scope, we identified and compiled a list of our suppliers (our “in-scope suppliers”) from whom we requested information regarding their sourcing of 3TG.

We requested that such identified in-scope suppliers provide us with information regarding their supply chain using the CMRT from the RMI. The CMRT included questions about location or mine of origin of the 3TG in the products, and requested in-scope suppliers to make similar efforts to survey their supply chains and report the smelters and location or mine of origin of necessary 3TG. We reviewed and monitored responses from our in-scope suppliers and followed up if we identified information to be incomplete or inconsistent with the information we would expect from the supplier. We reviewed and monitored responses for completeness and red flags, and took the following actions:

•	If an in-scope supplier did not respond, we made at least three attempts to contact the in-scope supplier via multiple methods.

•	If an in-scope supplier had inconsistent or incomplete information, we contacted the supplier to request updated information, and provided additional training, as necessary.

•
We communicated with suppliers that reported smelters who were not yet identified as RMAP conformant. We worked with such suppliers to improve their responses and commitment to conflict-free sourcing at both company and product levels. We also encouraged suppliers to join in-region collaborations.

We received a high response rate from our in-scope suppliers who provided data to us at either the company or product level. Some of our in-scope suppliers indicated that they are still in the process of gathering information from their suppliers. We continue to work with our in-scope suppliers to ensure that all of their suppliers are represented.

Some in-scope supplier responses indicated that some of the smelters used by them at various levels of our supply chain obtain 3TG from the Covered Countries. Some in-scope supplier responses also indicated sourcing 3TG from outside of the Covered Countries, from recycled or scrap sources, and from unknown origins. Based on the results of our supply chain survey and the nature of our supply chain as described in Section 1(C) above, we were unable to verify with absolute certainty the source and chain of custody of all of the 3TG used by our suppliers and in our products. Due to the fact that 10% of the smelters, all of which are conformant, disclosed by our in-scope suppliers have been reported by the RMI to source from the Covered Countries, we proceeded by conducting due diligence as described in Section 3 below.

3.	Due Diligence

Our due diligence measures were designed in accordance with the framework set forth in the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, 2016 (“OECD Guidance”), and the related Supplements for 3TG.

Below is a description of our due diligence activities performed for the 2017 reporting year as they relate to the five-step framework set forth in the OECD Guidance.

OECD Step 1 - Establish strong company management systems

•	Our conflict minerals policy described in Section 1(D) is publicly available on our website.

•	We have an internal team, which includes representatives from supply chain, legal, and finance organizations, that is responsible for executing our conflict minerals program.

•
Our governance structure includes senior management from our in-scope supply chains, legal and finance organizations who are responsible for monitoring our due diligence activities. Oversight of the program consists of our CFO, vice presidents from supply chain and business operations, finance, and legal.

•	We include responsible sourcing and due diligence requirements in Google’s Supplier Code of Conduct and in supplier contract templates. Our suppliers are expected to source from conflict-free sources.

•	We communicate with our in-scope suppliers to use the CMRT to disclose sourcing information about the 3TG in their products.

•	Our product areas utilize a system that includes online platforms for storing and managing our conflict minerals due diligence activities, communications, and results.

•	We have a document retention policy for maintaining conflict minerals program documentation for a minimum of five years.

•	We have a grievance mechanism for reporting violations of our policies.

OECD Step 2 - Identify and assess risk in the supply chain

•	We requested that our in-scope suppliers provide a CMRT in order to collect information about the smelters of 3TG used in our products.

•	We assessed the CMRTs received from our in-scope suppliers for completeness and reasonableness based on internally defined review criteria.

•	We validated whether each smelter disclosed by our in-scope suppliers was a conformant, active or standard smelter by checking against the smelter data provided by the RMI to its members.

•
We provided conflict minerals feedback to in-scope suppliers that were audited by the Responsible Supply Chain audit program. Feedback included follow-up such as when a supplier declared no use of 3TG, but we suspected there was 3TG in the component. We used these audit opportunities to request more schematics on processes and manufacturing to clarify supplier use of 3TG, and educate them on the importance of conflict-free sourcing commitments.

•	We engaged a third party to provide an assessment of 100% of the smelters disclosed by our in-scope suppliers.

•	To further our understanding of mining conditions, we visited mine sites and trading routes of 3TG in Rwanda, the DRC, and Peru.

•
We communicated with in-scope suppliers that reported smelters who were not yet identified as RMAP conformant. We worked with in-scope suppliers to improve their responses and commitment to conflict-free at both company and product levels. We also encouraged these suppliers to join in-region collaborations. We developed a plan for in-scope suppliers not sourcing exclusively from conformant smelters for products, including a timeline for achieving conformance.

OECD Step 3 - Design and implement a strategy to respond to identified risks

•	We provided regular updates to our responsible supply chain team on our due diligence activities and Conflict Minerals Report.

•	We updated our Audit Committee on our due diligence activities and CMR.

•	We prepared an annual list of supplier performance for all suppliers that achieved conformance to in-scope product areas. We use this list to guide our continuing business with known conflict-free sourcing suppliers. This list is also utilized for product decisions to discontinue sourcing relationships.

•	We contacted standard smelters that were not yet conformant or active to emphasize the importance of being certified by the RMI as conflict-free.

•
We continued to support sourcing from the Covered Countries and supported in-region projects through our contributions to the Public-Private Alliance for Responsible Minerals Trade (PPA), Responsible Artisanal Gold Solutions Forum (RAGS), and Pact to address the child labor issues in the DRC, and the RMAP’s Initial Audit Fund.

•
We were confirmed to the Governance Committee of the PPA, and joined the Projects and Resources Work Group. We participated in eight RMI advisory and sub-committee groups (Smelter Engagement Team, Due Diligence Practices Team, Blockchain, Plenary, Gold, CMRT, Multi-Stakeholder, and Grievance Platform), which focused on coordinating outreach to smelters and collaboration with RMI staff and fellow suppliers.

•	We participated in two RAGS committees (RAGS Forum and Virtual Reality Task Team).

•
We reviewed known incidents and allegations in the supply chain. In the DRC, we joined the RMI in local and regional government meetings that were organized around identified incidents and allegations, and conflict-free sourcing objectives (including anti-corruption). We observed traceability schemes in operation, and discussed chain of custody due diligence with minerals traders. We had stakeholder meetings in the DRC with RMI to validate chain of custody systems, understand concerns with artisanal and small scale mining communities, and concerns from communities around industrial mine sites.

OECD Step 4 - Carry out independent third-party audits of supply chain due diligence at identified points in the supply chain

•	We joined the RMI in 2013 (member ID: GOOG), and we continue to be a member.

•	We relied upon the RMI to validate that companies meet the criteria of smelter and then certify them as conformant via the RMAP.

•	We worked with a third party to provide an assessment of smelters not participating in RMI to give Alphabet visibility on all smelters identified in supplier outreach.

•	We conducted sustainable supply chain audits with independent third parties on a portion of our suppliers, which included reviewing their conflict minerals programs.

•
We completed four onsite standard smelter and refiner visits to encourage participation in the RMAP, and to better understand issues smelters face in the compliance process, and management systems used for compliance and in-region due diligence. As a result, We are considering pilot projects to support on chain of custody enhancements (including blockchain) that improve visibility and accountability throughout the supply chain.

OECD Step 5 - Report annually on supply chain due diligence

•	We publish a CMR annually, and our reports are accessible on our website at https://abc.xyz/investor/conflictminerals/.

•	We published our first Responsible Supply Chain Report, which also included an update on our conflict minerals program.

4.	Due Diligence Results

Smelter Disclosure

Based on our due diligence of the information provided by our in-scope suppliers for the 2017 reporting period, we have reason to believe that a portion of the 3TG used in our products originated from the Covered Countries. While we have not identified any instances of sourcing that directly or indirectly supported conflict in the Covered Countries, we are not declaring any of our products to be “DRC Conflict Free.” In some instances, information provided by our in-scope suppliers was unverifiable or incomplete and, as such, we were unable to verify with certainty the source and chain of custody of all of the necessary 3TG in our products. Based on our due diligence, we identified 306 smelters and evaluated each of them based on third party audits and/or assessments; 253 are considered “conformant” and 8 are considered “active” on the RMI website. Based on our third party assessment and RCOI, we identified an additional 42 smelters as not sourcing from the Covered Countries (or no reason to believe they are sourcing from the Covered Countries) bringing the total number of smelters identified as “conformant”, “active” or not sourcing from the DRC to 303 (99%).

The results of our due diligence on the 3TG used in our in-scope products are noted below:

2017 Smelters	Tin	Tungsten	Tantalum	Gold	Total
Total number of smelters	77	44	40	145	306

Number (%) of smelters listed as “conformant” by RMI	70 (91%)	41 (93%)	40 (100%)	102 (70%)	253 (83%)
Number (%) of smelters listed as “active” by RMI	1 (1%)	1 (2%)	0 (0%)	6 (5%)	8 (2%)
Number (%) of smelters confirmed by an independent third party to not be sourcing from the Covered Countries	6 (8%)	2 (5%)	0 (0%)	34 (23%)	42 (14%)
Number (%) of smelters that are conformant, active, or not sourcing from the Covered Countries	77 (100%)	44 (100%)	40 (100%)	142 (98%2)	303 (99%)

Efforts to Determine Mine or Location of Origin

As part of our due diligence process described in Section 3 above, we worked to ensure that our efforts to identify mines and the countries of origin of the 3TG in our products have been reasonable and aligned with industry practices through our support of processes and tools developed by the RMI. Appendix II includes the country of origin data provided to the RMI for conformant smelters only.

__________________________
2 Three gold smelters that have not been yet been determined to be conformant, active or confirmed by an independent third party, as not sourcing from Covered Countries, are in the early stages of outreach with RMI.

5.	Continuous Improvement in Understanding Source of Material

We recognize that efforts to reduce violence associated with conflict minerals are ongoing and require continually adapting to changing situations. We are committed to improving our compliance processes as well as actively engaging upstream directly in-region. We will continue to improve our compliance processes including, but not limited to, taking the following steps for the 2018 reporting year:

•	We will continue to engage with in-scope suppliers to gain better visibility of the country of origin and chain of custody of the 3TG used in our products.

•	We will support an education campaign around the VR collaboration with RAGS to encourage more visibility and action around conflict-free gold sourcing in the DRC and Covered Countries.

•
We will use and encourage our in-scope suppliers to use publicly available tools from the RMI; we will continue to work with our in-scope suppliers and engage with our supply chain to increase the quality of the data provided to us.

•	We will continue to be a member of the RMI and contribute to the various initiatives, as described above.

•	We will continue to encourage our in-scope suppliers to source from conflict-free smelters that are listed as conformant by the RMI.

•
As we enter into contracts with new suppliers and renew contracts with existing suppliers, we will continue to include requirements that our suppliers support our conflict minerals policy and due diligence efforts.

•
We will continue to explore additional opportunities to support livelihoods and health, improve conservation outcomes, improve stability, and support renewable energy projects to enhance conflict-free mining operations.

•	We will continue to address incidents and allegations through collaboration with relevant stakeholders while also working to support stronger chain of custody and traceability systems.

•	We will continue to work with stakeholders to increase transparency and accountability for conflict-free sourcing.

APPENDIX I Smelter List

Metal	Smelter ID	Smelter Location Country
Gold	Abington Reldan Metals, LLC	United States Of America
Gold	Advanced Chemical Company	United States Of America
Gold	Aida Chemical Industries Co., Ltd.	Japan
Gold	Al Etihad Gold LLC	United Arab Emirates
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil
Gold	Argor-Heraeus S.A.	Switzerland
Gold	Asahi Pretec Corp.	Japan
Gold	Asahi Refining Canada Ltd.	Canada
Gold	Asahi Refining USA Inc.	United States Of America
Gold	Asaka Riken Co., Ltd.	Japan
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey
Gold	AU Traders and Refiners	South Africa
Gold	Aurubis AG	Germany
Gold	Bangalore Refinery	India
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden AB	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	Caridad	Mexico
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Cendres + Metaux S.A.	Switzerland
Gold	Chimet S.p.A.	Italy
Gold	Chugai Mining	Japan
Gold	Daejin Indus Co., Ltd.	Korea, Republic Of
Gold	Daye Non-Ferrous Metals Mining Ltd.	China
Gold	Degussa Sonne / Mond Goldhandel GmbH	Germany
Gold	DODUCO Contacts and Refining GmbH	Germany
Gold	Dowa	Japan
Gold	DSC (Do Sung Corporation)	Korea, Republic Of
Gold	Eco-System Recycling Co., Ltd.	Japan
Gold	Emirates Gold DMCC	United Arab Emirates
Gold	Fidelity Printers and Refiners Ltd.	Zimbabwe
Gold	GCC Gujrat Gold Centre Pvt. Ltd.	India
Gold	Geib Refining Corporation	United States Of America
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China
Gold	Guangdong Jinding Gold Limited	China
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	China
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China
Gold	HeeSung Metal Ltd.	Korea, Republic Of

Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Metals Hong Kong Ltd.	China
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany
Gold	Hunan Chenzhou Mining Co., Ltd.	China
Gold	HwaSeong CJ CO., LTD.	Korea, Republic Of
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	Italpreziosi	Italy
Gold	Japan Mint	Japan
Gold	Jiangxi Copper Co., Ltd.	China
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation
Gold	JSC Uralelectromed	Russian Federation
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Kaloti Precious Metals	United Arab Emirates
Gold	Kazakhmys Smelting LLC	Kazakhstan
Gold	Kazzinc	Kazakhstan
Gold	Kennecott Utah Copper LLC	United States Of America
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	Korea Zinc Co., Ltd.	Korea, Republic Of
Gold	Kyrgyzaltyn JSC	Kyrgyzstan
Gold	Kyrgyzaltyn JSC	Kyrgyzstan
Gold	Kyshtym Copper-Electrolytic Plant ZAO	Russian Federation
Gold	L'azurde Company For Jewelry	Saudi Arabia
Gold	L'Orfebre S.A.	Andorra
Gold	Lingbao Gold Co., Ltd.	China
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	China
Gold	LS-NIKKO Copper Inc.	Korea, Republic Of
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China
Gold	Marsam Metals	Brazil
Gold	Materion	United States Of America
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalor USA Refining Corporation	United States Of America
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	MMTC-PAMP India Pvt., Ltd.	India
Gold	Modeltech Sdn Bhd	Malaysia
Gold	Morris and Watson	New Zealand

Gold	Morris and Watson Gold Coast	Australia
Gold	Moscow Special Alloys Processing Plant	Russian Federation
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	Nihon Material Co., Ltd.	Japan
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russian Federation
Gold	OJSC Novosibirsk Refinery	Russian Federation
Gold	PAMP S.A.	Switzerland
Gold	Pease & Curren	United States Of America
Gold	Penglai Penggang Gold Industry Co., Ltd.	China
Gold	Planta Recuperadora de Metales SpA	Chile
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	PX Precinox S.A.	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	Refinery of Seemine Gold Co., Ltd.	China
Gold	Remondis Argentia B.V.	Netherlands
Gold	Republic Metals Corporation	United States Of America
Gold	Royal Canadian Mint	Canada
Gold	SAAMP	France
Gold	Sabin Metal Corp.	United States Of America
Gold	Safimet S.p.A	Italy
Gold	SAFINA A.S.	Czech Republic
Gold	Sai Refinery	India
Gold	Samduck Precious Metals	Korea, Republic Of
Gold	Samwon Metals Corp.	Korea, Republic Of
Gold	SAXONIA Edelmetalle GmbH	Germany
Gold	Schone Edelmetaal B.V.	Netherlands
Gold	SEMPSA Joyeria Plateria S.A.	Spain
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China
Gold	Singway Technology Co., Ltd.	Taiwan, Province Of China
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province Of China
Gold	State Research Institute Center for Physical Sciences and Technology	Lithuania
Gold	Sudan Gold Refinery	Sudan
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic Of

Gold	T.C.A S.p.A	Italy
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China
Gold	TOO Tau-Ken-Altyn	Kazakhstan
Gold	Torecom	Korea, Republic Of
Gold	Umicore Brasil Ltda.	Brazil
Gold	Umicore Precious Metals Thailand	Thailand
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	United States Of America
Gold	Valcambi S.A.	Switzerland
Gold	Western Australian Mint (T/a The Perth Mint)	Australia
Gold	WIELAND Edelmetalle GmbH	Germany
Gold	Yamakin Co., Ltd.	Japan
Gold	Yokohama Metal Co., Ltd.	Japan
Gold	Yunnan Copper Industry Co., Ltd.	China
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Tantalum	Asaka Riken Co., Ltd.	Japan
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tantalum	D Block Metals, LLC	United States Of America
Tantalum	Exotech Inc.	United States Of America
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	FIR Metals & Resource Ltd.	China
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	Global Advanced Metals Boyertown	United States Of America
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	China
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China
Tantalum	H.C. Starck Co., Ltd.	Thailand
Tantalum	H.C. Starck Hermsdorf GmbH	Germany
Tantalum	H.C. Starck Inc.	United States Of America
Tantalum	H.C. Starck Ltd.	Japan
Tantalum	H.C. Starck Smelting GmbH & Co. KG	Germany
Tantalum	H.C. Starck Tantalum and Niobium GmbH	Germany
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China
Tantalum	Jiangxi Tuohong New Raw Material	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China
Tantalum	KEMET Blue Metals	Mexico
Tantalum	KEMET Blue Powder	United States Of America
Tantalum	LSM Brasil S.A.	Brazil
Tantalum	Metallurgical Products India Pvt., Ltd.	India

Tantalum	Mineracao Taboca S.A.	Brazil
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	NPM Silmet AS	Estonia
Tantalum	Power Resources Ltd.	Macedonia, The Former Yugoslav Republic Of
Tantalum	QuantumClean	United States Of America
Tantalum	Resind Industria e Comercio Ltda.	Brazil
Tantalum	RFH Tantalum Smeltery Co., Ltd./Yanling Jincheng Tantalum & Niobium Co., Ltd.	China
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation
Tantalum	Taki Chemical Co., Ltd.	Japan
Tantalum	Telex Metals	United States Of America
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	China
Tin	Alpha	United States Of America
Tin	An Vinh Joint Stock Mineral Processing Company	Viet Nam
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China
Tin	China Tin Group Co., Ltd.	China
Tin	CV Ayi Jaya	Indonesia
Tin	CV Dua Sekawan	Indonesia
Tin	CV Gita Pesona	Indonesia
Tin	CV United Smelting	Indonesia
Tin	CV Venus Inti Perkasa	Indonesia
Tin	Dowa	Japan
Tin	EM Vinto	Bolivia (Plurinational State Of)
Tin	Estanho de Rondonia S.A.	Brazil
Tin	Fenix Metals	Poland
Tin	Gejiu Fengming Metallurgy Chemical Plant	China
Tin	Gejiu Jinye Mineral Company	China
Tin	Gejiu Kai Meng Industry and Trade LLC	China
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	China
Tin	HuiChang Hill Tin Industry Co., Ltd.	China
Tin	Huichang Jinshunda Tin Co., Ltd.	China
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	China
Tin	Jiangxi New Nanshan Technology Ltd.	China
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Melt Metais e Ligas S.A.	Brazil
Tin	Metallic Resources, Inc.	United States Of America

Tin	Metallo Belgium N.V.	Belgium
Tin	Metallo Spain S.L.U.	Spain
Tin	Mineracao Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan
Tin	Modeltech Sdn Bhd	Malaysia
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Viet Nam
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	Operaciones Metalurgical S.A.	Bolivia (Plurinational State Of)
Tin	PT Aries Kencana Sejahtera	Indonesia
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Bangka Prima Tin	Indonesia
Tin	PT Bangka Tin Industry	Indonesia
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT Bukit Timah	Indonesia
Tin	PT DS Jaya Abadi	Indonesia
Tin	PT Eunindo Usaha Mandiri	Indonesia
Tin	PT Inti Stania Prima	Indonesia
Tin	PT Karimun Mining	Indonesia
Tin	PT Kijang Jaya Mandiri	Indonesia
Tin	PT Lautan Harmonis Sejahtera	Indonesia
Tin	PT Menara Cipta Mulia	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Panca Mega Persada	Indonesia
Tin	PT Premium Tin Indonesia	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Rajehan Ariq	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Sukses Inti Makmur	Indonesia
Tin	PT Sumber Jaya Indah	Indonesia
Tin	PT Timah (Persero) Tbk Kundur	Indonesia
Tin	PT Timah (Persero) Tbk Mentok	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	PT Tommy Utama	Indonesia
Tin	Resind Industria e Comercio Ltda.	Brazil
Tin	Rui Da Hung	Taiwan, Province Of China
Tin	Soft Metais Ltda.	Brazil
Tin	Super Ligas	Brazil
Tin	Thaisarco	Thailand

Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	Viet Nam
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Yunnan Tin Company Limited	China
Tungsten	A.L.M.T. TUNGSTEN Corp.	Japan
Tungsten	ACL Metais Eireli	Brazil
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	Global Tungsten & Powders Corp.	United States Of America
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tungsten	H.C. Starck Smelting GmbH & Co. KG	Germany
Tungsten	H.C. Starck Tungsten GmbH	Germany
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China
Tungsten	Hydrometallurg, JSC	Russian Federation
Tungsten	Japan New Metals Co., Ltd.	Japan
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Kennametal Fallon	United States Of America
Tungsten	Kennametal Huntsville	United States Of America
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China
Tungsten	Moliren Ltd.	Russian Federation
Tungsten	Niagara Refining LLC	United States Of America
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Viet Nam
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	China
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Viet Nam
Tungsten	Unecha Refractory metals plant	Russian Federation

Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	Viet Nam
Tungsten	Wolfram Bergbau und Hutten AG	Austria
Tungsten	Woltech Korea Co., Ltd.	Korea, Republic Of
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Xiamen Tungsten Co., Ltd.	China
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	China

APPENDIX II Country of Origin List3

Argentina	Ghana	Nigeria
Australia	Guatemala	Panama
Austria	Guinea	Peru
Benin	Guyana	Portugal
Bolivia (Plurinational State Of)	Honduras	Russian Federation
Brazil	India	Rwanda
Burkina Faso	Indonesia	Senegal
Burundi	Japan	Sierra Leone
Cambodia	Kazakhstan	South Africa
Canada	Laos	Spain
Chile	Madagascar	Thailand
China	Malaysia	Togo
Colombia	Mali	Uganda
Congo, Democratic Republic Of The	Mexico	United Kingdom Of Great Britain And Northern Ireland
Ecuador	Mongolia	United States Of America
Eritrea	Mozambique	Uzbekistan
Ethiopia	Myanmar	Viet Nam
France	Namibia	Zimbabwe
Germany	Nicaragua

__________________________
3 The RMI generally does not specify individual countries of origin of the conflict minerals processed by conformant smelters and refiners and thus we were not able to determine with certainty the specific countries of origin of the conflict minerals processed by the listed conformant smelters and refiners. In addition, for some of the listed conformant smelters and refiners, origin information is not disclosed. The list is based on the country of origin data provided to the RMI for conformant smelters only.